Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Amprius Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common stock, par value $0.0001 per share, underlying warrants(2)	Other	16,400,000	$11.50(3)	$188,600,000.00	$92.70 per $1,000,000	$17,483.22
	Equity	Common stock, par value $0.0001 per share, underlying warrants(4)	Other	2,052,500	$12.50(3)	$25,656,250.00	$92.70 per $1,000,000	$2,378.33
	Equity	Common stock, par value $0.0001 per share, underlying warrants(5)	Other	6,535,000	$11.50(3)	$75,152,500.00	$92.70 per $1,000,000	$6,966.64
	Equity	Common stock, par value $0.0001 per share(6)	Other	80,692,694	$10.14(7)	$818,223,917.16	$92.70 per $1,000,000	$75,849.36
	Equity	Warrants to purchase Common Stock (Secondary Offering)(8)	Other	22,935,000	—	—	—	—(9)
Fee Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,107,632,667.16		$102,677.55
	Total Fees Previously Paid							$102,677.55
	Total Fee Offsets							—
	Net Fee Due							—

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Consists of 16,400,000 shares of the Registrant’s Common Stock issuable by the Registrant upon the exercise of Private Warrants (as defined in this Registration Statement). These shares are registered for issuance and resale in this Registration Statement.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(4)

Consists of 2,052,500 shares of the Registrant’s Common Stock issuable by the Registrant upon the exercise of PIPE Warrants (as defined in this Registration Statement). These shares are registered for issuance and resale in this Registration Statement.

(5)

Consists of 6,535,000 shares of the Registrant’s Common Stock issuable by the Registrant upon the exercise of Sponsor IPO Warrants (as defined in this Registration Statement). These shares are registered for issuance and resale in this Registration Statement.

(6)

Consists of an aggregate of 80,692,694 shares of Common Stock registered for resale in this Registration Statement, comprised of (i) 13,124,642 Founder Shares (as defined in this Registration Statement), (ii) 65,515,552 Amprius HoldCo Shares (as defined in this Registration Statement) and (iii) 2,052,500 PIPE Shares (as defined in this Registration Statement).

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Common Stock as reported on September 29, 2022, which was approximately $10.14 per share.

(8)	Consists of an aggregate of 22,935,000 warrants registered for resale in this Registration Statement, comprised of (i) 16,400,000 Private Warrants and (ii) 6,535,000 Sponsor IPO Warrants.
(9)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Common Stock.